                                                                   Exhibit D11


                                      Filed Session of March 28, 2001
                                          Approved as Recommended
                                              and so Ordered
                                             By the Commission
                                          _______________________
                                            JANET HAND DEIXLER
                                                Secretary

                                   Issued & Effective April 4, 2001

                                STATE OF NEW YORK
                          DEPARTMENT OF PUBLIC SERVICE


                                                March 5, 2001


TO:         THE COMMISSION

FROM:       OFFICE OF ACCOUNTING AND FINANCE

SUBJECT: CASE 01-E-0043 - Joint Petition of Waverly Electric Light and Power Company, Pennsylvania Electric Company, GPU, Inc. and FirstEnergy Corporation for a Declaratory Ruling or an Order Concerning Section 70 of the Public Service Law.

RECOMMENDATION:   Staff recommends that the Commission grant approval, under
                  Section 70 of the Public Service Law, (a) for FirstEnergy
                  Corporation to acquire beneficial control of the stock and New
                  York electric plant of Pennsylvania Electric Company and Waverly Electric Light and Power Company, provided that (1) the transaction shall have no harmful effect on the rates charged by Pennsylvania Electric Company to its New York customers; (2) Pennsylvania Electric Company and Waverly
                  Electric Light and Power Company shall neither record on their books nor recover in rates the premium over book value being paid by FirstEnergy Corporation to acquire its ownership interest; and (3) the PSC staff shall have access to the books and records of Pennsylvania Electric Company and, with appropriate confidentiality protections, access to the books and records of its affiliates.

Introduction

            By petition filed January 12, 2001, Waverly Electric Light and Power Company (WELP), Pennsylvania Electric Company (Penelec), GPU, Inc. (GPU), and FirstEnergy Corporation (FirstEnergy) notified the Commission of a planned merger of GPU and FirstEnergy. Petitioners request that the Commission either

CASE 01-E-0043


(1) issue a declaratory ruling disclaiming jurisdiction to review and consent to the merger; or (2) refrain from exercising jurisdiction on the grounds that there is no potential harm to the interests of New York customers from this transaction; or (3) approve, under Section 70 of the Public Service Law (PSL), the transfer of beneficial control of the stock and New York electric plant of Penelec and WELP to FirstEnergy as part of the merger.

Background

            Penelec is an electric utility, incorporated under the laws of Pennsylvania, with headquarters at 2800 Pottsville Pike, Reading, Pennsylvania 19640-0001. Penelec conducts business in New York as GPU Energy, serving approximately 3800 primarily residential customers in the Village of Waverly and the western part of the Town of Barton in Tioga County, New York.

            WELP is a wholly owned subsidiary of Penelec. WELP owns electric distribution facilities, which it leases to Penelec for use in serving the aforementioned customers in Waverly and Barton.

            GPU is a public utility holding company, registered under the Public Utility Holding Company Act of 1935, with headquarters at 300 Madison Avenue, Morristown, New Jersey 07962-1957. GPU owns all of the common stock of Penelec, as well as of Metropolitan Edison Company and Jersey Central Power & Light Company, electric utilities that conduct business as GPU Energy in Pennsylvania and New Jersey, respectively. The GPU Energy utilities together serve about 2.1 million customers in Pennsylvania and New Jersey.


            FirstEnergy is a diversified energy services holding company, headquartered at 76 South Main Street, Akron, Ohio 44308. FirstEnergy was formed in 1997 as a result of the merger of Ohio Edison Company and Centerior Energy Corporation. FirstEnergy directly owns three electric utility operating companies in Ohio: Ohio Edison Company, Cleveland Electric Illuminating Company, and Toledo Edison Company. Ohio Edison


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CASE 01-E-0043


Company in turn owns a fourth electric utility, Pennsylvania Power Company, operating in portions of western Pennsylvania. Together, these utilities serve about 2.2 million customers in northern and central Ohio and western Pennsylvania.

            WELP's distribution plant is the only electric plant in New York owned by any of the petitioners, directly or indirectly, and the customers in Waverly and Barton, who constitute less than one half of one percent of all of Penelec's customers, are the only customers in New York served directly by any of the petitioners.

Current Petition

            Under the planned merger, FirstEnergy would acquire all of GPU's outstanding shares of common stock and assume GPU's outstanding indebtedness. Upon completion of the merger, Penelec, Metropolitan Edison Company, and Jersey Central Power & Light Company would be wholly owned subsidiaries of FirstEnergy. WELP would continue to be a wholly owned subsidiary of Penelec.

Public Interest Considerations

            The petitioners assert that the proposed transfer of beneficial ownership and control to effectuate the proposed merger will promote the public interest. Petitioners claim that the combined entity will have the management, employee experience, technical expertise, retail customer base, energy and related services platform, and financial resources to grow and succeed in the rapidly changing energy marketplace; the merger will create a larger, stronger parent company that is better positioned to compete and to attract capital on reasonable terms for its public utility subsidiaries; and the new merged company will be able to provide customers with a wider range of energy services and products.

            Petitioners state that the proposed merger will have no adverse impact on Penelec's continued ability to provide safe and adequate utility service to its New York customers and that


                                       -3-
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CASE 01-E-0043


Penelec's rates will not be adversely impacted by the merger. The Petitioners believe that the merger will not adversely affect the growth of electric markets in New York, because neither GPU nor FirstEnergy own any generation plant in New York, GPU has divested its generation plant, and Penelec and WELP will remain subject to the Commission's retail access rules and policies.

SEQRA Review Requirements

            Under the State Environmental Quality Review Act (SEQRA)(Environmental Conservation Law Article VIII), and its implementing regulations (6 NYCRR Part 617 and 16 NYCRR Part 7), all state agencies must determine whether the actions they are requested to approve may have significant impact on the environment. Other than the Commission's approval of the actions proposed here, no additional state or local permits or approvals are required, and so a coordinated review under SEQRA is not needed. The Commission should assume lead agency status under SEQRA and conduct an environmental assessment.

            SEQRA requires applicants to submit a completed Environmental Assessment Form (EAF) describing and disclosing the likely impacts of their proposed actions.(1) Penelec, on behalf of GPU, submitted a short-form EAF
Part I.

            The proposed actions are the approvals for GPU to transfer its stock to FirstEnergy, and for FirstEnergy to acquire the stock of GPU. The proposed actions do not meet the definitions of either Type I or Type II actions that are contained in 6 NYCRR Sections 617.4, 617.5 and 16 NYCRR Section 7.2, so they are classified as "unlisted" actions requiring SEQRA review.

            Staff reviewed the EAF and the petition and concludes, based on the criteria for determining significance listed in 6 NYCRR Section 617.7(c), that there will be no changes to the operations of Penelec or WELP that will result in significant adverse


(1) 6 NYCRR Section 617.6(a)(3).


                                       -4-
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CASE 01-E-0043


environmental impacts.  Staff has completed the short-form EAF
Part II.

            Staff recommends that the Commission, as lead agency, determine that the actions proposed in the petition will not have a significant impact on the environment and adopt a negative declaration pursuant to SEQRA. Because no adverse environmental impacts were found, no public notice requesting comments is required or should be issued. A Notice of Determination of Non-Significance for this unlisted action should be issued pursuant to SEQRA and is attached. The completed EAF will be retained in agency files.

Discussion


            No comments have been received from other parties during the public comment period. Based on the petitioners' representations, the proposed transaction is in the public interest.

            The Commission's jurisdiction over Penelec will in no way be hampered as long as staff has access to the books and records of Penelec and its affiliates, and as long as the acquisition premium does not appear on the books of the regulated entity and the premium is not recovered in rates. Since staff has no other objection to the proposal, staff recommends that the Commission approve the companies' petition subject to the numbered clauses in the above recommendation.

                             Respectfully submitted,



                             ___________________________________
                             STEVEN GLOR
                             Senior Auditor


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
CASE 01-E-0043


Reviewed:



___________________________
JOHN STEWART
Chief Utility Financial Analyst



___________________________
LEONARD VAN RYN
Assistant Counsel


Approved:



___________________________
RICHARD L. ANSALDO
Chief, Office of Accounting and Finance

                                STATE OF NEW YORK
                           PUBLIC SERVICE COMMISSION

Case 01-E-0043 -  Joint Petition of Waverly Electric Light & Power Company,
                  Pennsylvania Electric Company, GPU, Inc. and FirstEnergy Corporation for a Declaratory Ruling or an Order Concerning
                  Section 70 of the Public Service Law.

                           NOTICE OF DETERMINATION OF
                                NON-SIGNIFICANCE


            NOTICE is hereby given that an Environmental Impact Statement will not be prepared in connection with the approval by the Public Service Commission of FirstEnergy Corporation's acquisition of the stock of GPU, Inc., based on our determination, in accordance with Article VIII of the Environmental Conservation Law, that such action will not have a significant adverse affect on the environment. The exercise of this approval is an unlisted action, as defined in 6 NYCRR Section 617.2(a)(i).

            Based on a review of the record, we find that the proposed action, which will result in FirstEnergy Corporation replacing GPU, Inc. as the ultimate owner of the Pennsylvania Electric Company and its Waverly Electric Light & Power Company subsidiary, will not have a significant adverse environmental impact. The change in ultimate ownership will not result in any physical alteration or changes to the electric system operations of the Waverly Electric Light & Power Company in the Village of Waverly and the Town of Barton, Tioga County.

            The address of the Public Service Commission, the lead agency for the purposes of the environmental quality review of this project, is Three Empire State Plaza, Albany, New York 12223-1350. Questions may be directed to Leonard Van Ryn at (518) 473-7136, or the address above.

                                          JANET HAND DEIXLER
                                              Secretary

???????                       APPENDIX C
                    STATE ENVIRONMENTAL QUALITY REVIEW
                    SHORT ENVIRONMENTAL ASSESSMENT FORM
                        FOR UNLISTED ACTIONS ONLY

PART 1 - PROJECT INFORMATION (To be completed by Applicant or Project Sponsor)
--------------------------------------------------------------------------------
1. APPLICANT/SPONSOR                    2. PROJECT NAME

Pennsylvania Electric Company, et al.        N.A.
--------------------------------------------------------------------------------
3. PROJECT LOCATION:

     N.A.                                    N.A.
Municipality                            County
--------------------------------------------------------------------------------
4. PRECISE LOCATION: Street Address and Road Intersections, Prominent landmarks etc - or provide map

     N.A.
--------------------------------------------------------------------------------
5. IS PROPOSED ACTION: [ ] New   [ ] Expansion  [ ] Modification/alteration

                                                                      N.A.
--------------------------------------------------------------------------------
6. DESCRIBE PROJECT BRIEFLY: Applicants contemplate the transfer of beneficial ownership and control of the stock and New York electric plant of Waverly Electric Light and Power Company and Pennsylvania Electric Company to FirstEnergy Corp. as an incident of the merger of GPU, Inc. into FirstEnergy. The transaction is strictly financial and will not involve any changes in existing properties of Waverly or Penelec.



--------------------------------------------------------------------------------
7. AMOUNT OF LAND AFFECTED:
   Initially   acres     Ultimately     acres     N.A.
--------------------------------------------------------------------------------
8. WILL PROPOSED ACTION COMPLY WITH EXISTING OR OTHER RESTRICTIONS? N.A.

   [ ] Yes  [ ] No    If no, describe briefly:



--------------------------------------------------------------------------------
9. WHAT IS PRESENT LAND USE IN VICINITY OF PROJECT (Choose as many as apply.)
                                                                           N.A.

[ ] Residential  [ ] Industrial  [ ] Commercial  [ ]Agriculture
[ ] Park/Forest/Open Space  [ ] Other (describe)



--------------------------------------------------------------------------------
10. DOES ACTION INVOLVE A PERMIT APPROVAL, OR FUNDING, NOW OR ULTIMATELY FROM ANY OTHER GOVERNMENTAL AGENCY (Federal, State or Local)

[X] Yes [ ] No    If yes, list agency name and permit / approval:

The United States Securities and Exchange Commission, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the Federal Communications Commission, a provincial regulatory commission in Argentina, the Pennsylvania Utility Commission and the*
--------------------------------------------------------------------------------
11. DOES ANY ASPECT OF THE ACTION HAVE A CURRENTLY VALID PERMIT OR APPROVAL?

[X] Yes [ ] No    If yes, list agency name and permit / approval:

Pennsylvania Electric serves retail electric customers in the Town of Barton and the Village of Waverly with the permission and approval of the New York Public Service Commission. Pennsylvania Electric may hold other State and**
--------------------------------------------------------------------------------
12. AS A RESULT OF PROPOSED ACTION WILL EXISTING PERMIT / APPROVAL REQUIRE MODIFICATION?

[ ] Yes [X] No
--------------------------------------------------------------------------------
     I CERTIFY THAT THE INFORMATION PROVIDED ABOVE IS TRUE TO THE BEST OF MY KNOWLEDGE

Applicant / Sponsor Name Pennsylvania Electric Company, et al.

                                                                 Date:

Signature /s/ ???????????                                        ?/12/01
          ------------------------------------
--------------------------------------------------------------------------------
          IF THE ACTION IS A COSTAL AREA, AND YOUR ARE A STATE AGENCY,
  COMPLETE THE COASTAL ASSESSMENT FORM BEFORE PROCEEDING WITH THIS ASSESSMENT.


 *New Jersey Board of Public Utilities must approve the merger or various aspects of it.
**local permits incidental thereto.

PART II -- ENVIRONMENTAL ASSESSMENT (To be completed by Agency)
-------------------------------------------------------------------------------
A. DOES ACTION EXCEED ANY TYPE I THRESHOLD IN 6 NYCRR, PART 517.4? If yes, coordinate the review process and use the FULL EAF.

   / / Yes     /X/ No
-------------------------------------------------------------------------------
B. WILL ACTION RECEIVE COORDINATED REVIEW AS PROVIDED FOR UNLISTED ACTION IN 6

   NYCRR, PART 517.5? If No, a negative declaration may be superseded by another involved agency.

   / / Yes     /X/ No
-------------------------------------------------------------------------------
C. COULD ACTION RESULT IN ANY ADVERSE EFFECTS ASSOCIATED WITH THE FOLLOWING:
   (Answers may be handwritten, if legible)

   C1. Existing air quality, surface or groundwater quality or quantity, noise levels, existing traffic patterns, solid waste production or disposal, potential for erosion, drainage of flooding problems? Explain briefly:
       The action is approval of the transfer of stock and ownership of an electric corporation; no changes in operation or uses of the electric corporation will**

   C2. Aesthetic, agricultural, archaeological, historic, or other natural or cultural resources; or community or neighborhood character? Explain briefly:



   C3. Vegetation or fauna, fish, shellfish or wildlife species, significant habitats, or threatened or endangered species? Explain briefly:



   C4. A community's existing plans or goals as officially adopted, or a change in use or intensity of use of land or other natural resources? Explain briefly.



   C5. Growth, subsequent development, or related activities likely to be induced by the proposed action? Explain briefly.



   C6. Long term, short term, cumulative, or other effects not identified in C1-C5? Explain briefly.



   C7. Other impacts (including changes in use of either quantity or type of energy)? Explain briefly.
       ** result. There will be no material difference between the action and no action alternatives. Therefore, approval will have no adverse environmental impacts.
-------------------------------------------------------------------------------
D. WILL THE PROJECT HAVE AN IMPACT ON THE ENVIRONMENTAL CHARACTERISTICS THAT CAUSED THE ESTABLISHMENT OF A CEA?

   / / Yes     /X/ No
-------------------------------------------------------------------------------
E. IS THERE, OR IS THERE LIKELY TO BE, CONTROVERSY RELATED TO POTENTIAL ADVERSE ENVIRONMENTAL IMPACTS?

   / / Yes     /X/ No    If Yes, explain briefly



-------------------------------------------------------------------------------
PART III -- DETERMINATION OF SIGNIFICANCE (To be completed by Agency)
   INSTRUCTIONS: For each adverse effect identified above, determine whether it is substantial, large, important or otherwise significant. Each effect should be assessed in connection with its (a) setting (i.e. urban or rural); (b) probability of occurring; (c) duration; (d) irreversibility; (e) geographic scope; and (f) magnitude. If necessary, add attachments or reference supporting materials. Ensure that explanations contain sufficient detail to show that all relevant adverse impacts have been identified and adequately addressed. If question D of Part II was checked yes, the determination and significance must evaluate the potential impact of the proposed action on the environmental characteristics of the CEA.

--------------------------------------------------------------------------------
   / / Check this box if you have identified one or more potentially large or significant adverse impacts which MAY occur. Then proceed directly to the FULL EAF and/or prepare a positive declaration.

   /X/ Check this box if you have determined, based on the information and analysis above and any supporting documentation, that the proposed action WILL NOT result in any significant adverse environmental impacts AND provide on attachments as necessary, the reasons supporting this determination:

                  New York State Department of Public Service
   -------------------------------------------------------------------------
                              Name of Land Agency

   Leonard Van Ryn                         Assistant Counsel
   ---------------------------------       ---------------------------------
   Print or Type Name of Responsible         Title of Responsible Officer
         Officer in Land Agency

   /s/ Leonard Van Ryn
   ---------------------------------       ---------------------------------
   Signature of Responsible Officer              Signature of Preparer
           in Land Agency                          (if different from
                                                  responsible officer)

                                 March 8, 2001
                          ----------------------------
                                      Date
--------------------------------------------------------------------------------


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